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                                                                 EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, 333-71279) and related Prospectus of NTL Communications Corp. for the registration of its 12 3/8% Senior Deferred Coupon Notes due 2008 and 11 1/2% Senior Notes due 2008 and to the incorporation by reference therein of our report dated March 26, 1999, with respect to the consolidated financial statements and schedules of NTL Communications Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP


April 22, 1999

New York, New York